Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Esperion Therapeutics, Inc. 2013 Stock Option and Incentive Plan and the Esperion Therapeutics, Inc. 2017 Inducement Equity Plan of our reports dated February 27, 2020 with respect to the financial statements of Esperion Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Esperion Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
February 27, 2020